Exhibit 99.1

SITO Mobile Signs Definitive Agreement to Acquire MediaJel in All-Stock Transaction

Combination to Provide Second Major Revenue Stream, Digital Advertising and Location-Based
Technology for the Cannabis Vertical, with Significant Streaming Video Synergies

JERSEY CITY, N.J. AND WALNUT CREEK, CA., September 16, 2019 -- SITO Mobile Ltd. (NASDAQ: SITO) (the “Company” or “SITO”) an insights-driven Consumer Behavior and Location Sciences™ company, and MediaJel, Inc. (“MediaJel”), a leading provider of advertising and marketing solutions for the cannabis industry, today announced that they have entered into a definitive agreement pursuant to which SITO will acquire 100% of the equity interests of MediaJel.

MediaJel provides state-of-the-art advertising solutions for the digitally converged world, helping brands conquer and identify fragmentation created by today’s consumers researching buying decisions on multiple fixed and mobile devices. MediaJel helps brands influence decision-making at the individual level - not the device level - and converge multiple identities to minimize waste, maximize spend and significantly increase conversion rates. MediaJel’s primary focus is on the cannabis industry, a business vertical primed for TV advertising. While the Federal Communications Commission (FCC) prohibits cannabis advertisements on network and cable television, such restrictions do not impact over-the-top (OTT) streaming, the fastest growing segment of the video industry.

“We feel extremely fortunate in acquiring the leadership and proven talent in MediaJel, especially Jake Litke, who is a highly regarded visionary leader within the mobile and advertising industry and who founded and served as CEO of Media Cannon, a mobile advertising company that he sold in 2010”, said Tom Pallack, CEO of SITO Mobile. “We believe the combination of our two companies will provide for highly significant sales growth and product development in a rapid time frame. MediaJel brings the added business dimension to our world-class patent portfolio in streaming media as well.”

“The proposed combination represents a transformative event that will allow MediaJel to achieve the next level of corporate growth as we continue to incorporate critical services into the MediaJel brand,” said Jake Litke, CEO and co-founder of MediaJel. “SITO has an extensive intellectual property library, its sales team is impeccable, and its vendors and clients are strategically positioned to accelerate growth patterns between the two brands. Together, we have significant synergies, particularly in the areas of video streaming and digital advertising, creating a powerful and exciting combination.”

“This is the ideal transaction to propel SITO forward, leveraging our technology and expertise in location-based targeting and combining our streaming video assets to reach nearly untapped and rapidly growing markets,” said Tom Candelaria, EVP of Corporate Development for SITO. “Together, the new MediaJel will bring unrivaled technology and modern approaches tailored for brands looking to reach today’s mobile consumers.”

Summary of Transaction

Under the terms of the proposed transaction, the shareholders of MediaJel will exchange 100% of their shares of capital stock for newly issued shares of common stock of SITO and MediaJel will become a wholly owned subsidiary of SITO. At closing, the holders of capital stock of MediaJel will receive an aggregate of 20,000,000 shares of SITO common stock, subject to adjustment in certain events. As a result, assuming no events occur requiring an adjustment and no other shares are issued by SITO prior to the closing, the current shareholders of MediaJel and current shareholders of SITO are expected to hold approximately 44% and 56%, respectively, of the issued and outstanding shares of the SITO following the closing of the transaction.

Jake Litke, the Chief Executive Officer of MediaJel, and Jonathan Black, the Chief Operations Officer of MediaJel, will continue to run MediaJel after the transaction and will be appointed as Chief Executive Officer and Chief Operations Officer, respectively, of SITO upon consummation of the proposed transaction. Gregg H. Saunders, the current Chief Financial Officer of SITO, will remain as Chief Financial Officer following the proposed transaction. Tom Pallack, SITO’s current Chief Executive Officer, will transition to the role of a consultant to the Company.

At the closing, SITO and the current MediaJel stockholders expect to enter into a stockholders agreement pursuant to which the MediaJel stockholders will have the right (subject to their continued ownership of a certain number of the shares of SITO stock acquired in connection with the merger) to appoint up to three out of seven members of SITO’s board of directors upon the closing and to have such director designees nominated for reelection at the 2020 and 2021 annual meetings of SITO’s stockholders.

The Boards of Directors of both SITO and MediaJel have unanimously approved the proposed transaction. Completion of the transaction, which is expected in the fourth quarter of 2019 or first quarter of 2020, is subject to approval by the stockholders of MediaJel and SITO and other customary closing conditions.

For additional information on the transaction, see SITO’s Current Report on Form 8-K, which will be filed promptly and which will be available on the Securities and Exchange Commission’s website (http://www.sec.gov).

Ladenburg Thalmann & Co. Inc., a subsidiary of Ladenburg Thalmann Financial Services Inc. (NYSE: LTS), acted as exclusive financial advisor to MediaJel. Pepper Hamilton LLP acted as legal advisor to SITO and Graubard Miller acted as legal advisor to MediaJel.

Additional Information and Where to Find It

SITO intends to file a proxy statement and other relevant documents with the Securities and Exchange Commission (“SEC”) to be used at its meeting of stockholders to approve the proposed transaction with MediaJel. The proxy statement will be mailed to stockholders as of a record date to be established for voting on the proposed business combination. INVESTORS AND SECURITY HOLDERS OF SITO ARE URGED TO READ THE PROXY STATEMENT AND OTHER RELEVANT DOCUMENTS THAT WILL BE FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT SITO, MEDIAJEL AND THE PROPOSED TRANSACTION. Investors and security holders will be able to obtain free copies of the proxy statement and other documents containing important information about SITO and MediaJel once such documents are filed with the SEC, through the website maintained by the SEC at http://www.sec.gov. Copies of the documents filed with the SEC by SITO when and if available, can be obtained free of charge on SITO’S website at www.sitomobile.com or by directing a written request to SITO Mobile Ltd., The Newport Corporate Center, 100 Town, Square Place, Suite 204, Jersey City, NJ 07310.

Participants in the Solicitation

SITO and MediaJel and their respective directors and executive officers, under SEC rules, may be deemed to be participants in the solicitation of proxies of SITO’s stockholders in connection with the proposed transaction. Investors and security holders may obtain more detailed information regarding the names and interests in the proposed transaction of SITO’s directors and officers in SITO’s filings with the SEC, including its Form 10-K/A filed with the SEC on April 30, 2019. Information regarding the persons who may, under SEC rules, be deemed participants in the solicitation of proxies to SITO’s stockholders in connection with the proposed transaction will be set forth in the proxy statement for the proposed transaction when available. Additional information regarding the interests of participants in the solicitation of proxies in connection with the proposed business combination will be included in the proxy statement that SITO intends to file with the SEC.

No Offer or Solicitation

This communication shall neither constitute a solicitation of proxy, an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which the offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction.

About SITO Mobile, Ltd.

SITO (NASDAQ: SITO) is a leading mobile data technology company that provides brands customized, data-driven solutions spanning strategic insights and media campaign delivery services. Through Consumer Behavior and Location Sciences™, SITO explores the consumer journey and presents powerful strategic knowledge assets and actionable insights for executives and strategic decision makers looking to understand and influence consumer behaviors. Brands and agencies rely on SITO as a strategic partner for real-time understanding of customer movement, interest, action, association, and experience, ultimately providing increased clarity for better business decisions. SITO is headquartered in Jersey City, New Jersey and its common stock is publicly traded on the NASDAQ Stock Market under the ticker symbol “SITO.” For more information regarding SITO’s science, technology and solutions spanning media and research, please visit www.sitomobile.com.

About MediaJel, Inc.

Founded in 2017, MediaJel provides advertising and marketing solutions for the cannabis industry built with proprietary technology and driven by data. Its team has vast experience from the food and beverage and consumer packaged goods industries matched with deep heritage in cannabis, hemp and ancillary space. MediaJel activates comprehensive strategies fueled by a keen understanding of its clients’ unique audiences. By utilizing proprietary technology and multiple data sets, MediaJel helps brands build valued personal relationships with their target consumers during their consideration and purchase journey. MediaJel creates more than just trust and brand loyalty, it builds communities one advocate at a time. For more information, visit www.MediaJel.com.

Cautionary Statement Regarding Certain Forward-Looking Information

This press release includes “forward looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. When used in this press release, the words “estimates,” “projected,” “expects,” “anticipates,” “forecasts,” “plans,” “intends,” “believes,” “seeks,” “may,” “will,” “should,” “future,” “propose” and variations of these words or similar expressions (or the negative versions of such words or expressions) are intended to identify forward-looking statements. These forward-looking statements are not guarantees of future performance, conditions or results, and involve a number of known and unknown risks, uncertainties, assumptions and other important factors, many of which are outside SITO’s or MediaJel’s management’s control, that could cause actual results or outcomes to differ materially from those discussed in the forward-looking statements. Important factors, among others, that may affect actual results or outcomes include: the inability to complete the proposed transactions; the inability to recognize the anticipated benefits of the proposed transaction; SITO’s ability to meet the listing standards of the Nasdaq Stock Market following the consummation of the proposed transaction; unexpected costs, liabilities or delays related to the proposed transaction; the parties’ ability to execute on their respective business plans; the effect of the announcement of the transaction on the ability of MediaJel to retain and hire key personnel and maintain relationships with customers, suppliers and others with whom it does business, or on either party’s operating results and business generally; the parties’ ability to identify and integrate future acquisitions; the performance and security of the combined company’s services; potential litigation involving SITO or MediaJel; the occurrence of any event, change or other circumstances that could give rise to the termination of the transaction agreement; and general economic and market conditions impacting demand for the combined company’s services. Other factors include the possibility that the proposed transaction does not close, including due to the failure to receive required security holder approvals, or the failure of other closing conditions. Additional risks and factors that may affect results are set forth in SITO’s filings with the SEC, including its Annual Report on Form 10-K filed with the SEC on April 1, 2019 and its subsequent Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and other filings with the SEC, which are available on the SEC’s website at www.sec.gov. See in particular Item 1A of SITO’s Annual Report on Form 10-K under the headings “Risk Factors.” The risks and uncertainties described above and in SITO’s SEC filings are not exclusive and further information concerning each company and its business, including factors that potentially could materially affect its business, financial condition or operating results, may emerge from time to time. Readers are urged to consider these factors carefully in evaluating these forward-looking statements.

Neither SITO nor MediaJel undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

IR Contacts:

SITO

Investor Relations

Brett Maas

Hayden IR

Phone: 646-536-7331

Email: SITO@haydenir.com

MEDIAJEL

Jennifer Price

VP of Communications

jen@mediajel.com

609-638-2558

Source: SITO Mobile, Ltd.

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